EXHIBIT 10.2

STATE BOARD OF ADMINISTRATION OF FLORIDA 1801 HERMITAGE BOULEVARD TALLAHASSEE, FLORIDA 32308 (850) 488-4406 POST OFFICE BOX 13300 32317-3300	RICK SCOTT GOVERNOR AS CHAIRMAN JEFF ATWA'TER CHIEF FINANCIAL OFFICER AS TREASURER PAM BONDI ATTORNEY GENERAL AS SECRETARY ASH WILLIAMS EXECUTIVE DIRECTOR & CIO

ATTENTION:	THIS ADDENDUM MUST BE COMPLETED, SIGNED, AND RETURNED BY ALL COMPANIES ELIGIBLE FOR COVERAGE UNDER THIS ADDENDUM REGARDLESS OF CHOICE TO ACCEPT OR REJECT THIS OPTIONAL COVERAGE
ADDENDUM NO. 1
to
REIMBURSEMENT CONTRACT
Effective: June 1, 2011
(Contract)

between

FEDERATED NATIONAL INSURANCE COMPANY
Ft. Lauderdale, FL
(Company)

NAIC # ~~27980~~ 10790

and

THE STATE BOARD OF ADMINISTRATION OF THE STATE OF FLORIDA (SBA) WHICH ADMINISTERS THE FLORIDA HURRICANE CATASTROPHE FUND (FHCF)

It is Hereby Agreed, effective at 12:00:01 a.m., Eastern Time, June 1, 2011, that this Contract shall be amended as follows:

ADDITIONAL COVERAGE OPTION (up to $10 million) PURSUANT TO SECTION 215.555(4)(b)4., FLORIDA STATUTES.

Pursuant to Section 215.555(4)(b)4., Florida Statutes, certain Companies may select additional FHCF reimbursement coverage of up to $10 million dollars. The additional premium to be charged for this additional reimbursement coverage shall be 50 percent of the additional reimbursement coverage provided, which shall include one prepaid full reinstatement. The additional premium shall be due and payable in three equal installments on August 1, 2011, on October 1, 2011, and on December 1, 2011.

The minimum retention level that must be retained associated with this additional coverage layer is 30 percent of the insurer's surplus as of December 31, 2010, for each Covered Event. For an insurer which began writing property insurance in 2011 and did not have a surplus as of December 31, 2010, surplus shall be deemed to be the surplus reported to the Office of Insurance Regulation at the time the insurer received its Certificate of Authority. This coverage is designed to apply a retention that triggers coverage prior to the insurer reaching its retention under the mandatory coverage level. The SBA will determine and pay, within 30 days or as soon as practicable after receiving Proof of Loss Reports, the reimbursement amount due under this optional coverage based on losses paid by the Company.

The reimbursement percentage applicable to this additional coverage shall be 100 percent, which includes reimbursement for loss adjustment expense as provided under the Reimbursement Contract. Once the limit of coverage under this option is exhausted, the insurer's retention under the mandatory coverage will apply.

This additional reimbursement coverage shall be in addition to all other coverage provided by the SBA under the Company's Reimbursement Contract and shall be in addition to the claims-paying capacity of the FHCF as defined in Section 215.555(4)(c)1., Florida Statutes, but only with respect to those insurers that select the additional coverage option. Coverage provided in this additional coverage option shall otherwise be consistent with terms and conditions as relates to the Reimbursement Contract including, but not limited to, definitions, coverage for Covered Policies as defined, exclusions, loss reporting, and examination procedures.

While this additional coverage shall not reduce, overlap, or duplicate coverage otherwise provided for in the Reimbursement Contract or offset any co-payments, the amount of coverage selected herein is irrevocable. Any amount of additional coverage selected herein that would in effect overlap FHCF coverage otherwise provided for in the Reimbursement Contract, or any other Addenda to the Reimbursement Contract, shall be deemed by the FHCF to shift above the highest level of coverage otherwise provided by the FHCF.

The claims-paying capacity with respect to all other participating insurers, including eligible Companies that do not select the additional coverage option, shall be limited to their reimbursement premium's proportionate share of the actual claims-paying capacity as defined in Section 215.555(4)(c)1., Florida Statutes, and as provided for under the terms of the Reimbursement Contract, plus any coverage provided under any other Addenda to the Reimbursement Contract.

The optional coverage provided in this Addendum expires on May 31, 2012. To be eligible for this optional coverage, the Company must return a fully executed Addendum No. 1 (two originals) no later than 5 p.m., Central Time, March 1, 2011. A Company failing to meet the applicable deadline shall not be eligible for optional coverage under Addendum No. 1 for the 2011 Contract Year. Furthermore, there shall be no coverage under this Addendum for any Loss Occurrence, as defined in Article V of the Contract and under which the Company would be eligible for reimbursements under the Contract, that occurs prior to the FHCF receiving the fully executed Addendum No. 1 (original copies).

New Participants, as defined in Article V of the Contract, must return a fully executed Addendum No. 1 (two originals) within thirty days of writing its first Covered Policy and prior to a Loss Occurrence under which the company would be eligible for reimbursements under the Contract. A Company failing to meet the applicable deadline shall not be eligible for optional coverage under Addendum No. 1 for the 2011 Contract Year.

ALL COMPANIES EXECUTING A REIMBURSEMENT CONTRACT AND ELIGIBLE FOR THIS ADDITIONAL COVERAGE MUST INDICATE BELOW THE AMOUNT OF ADDITIONAL COVERAGE SELECTED, IF ANY.

If your Company does not wish to purchase the additional coverage under this Addendum, print "No Coverage" on the line below and initial the box.

If your Company is eligible for the coverage under this Addendum and elects to purchase this coverage, indicate the amount of additional coverage up to $10 million (there is no additional coverage available in excess of $10 million) on the line below:

$ 10 million

IF THIS ADDENDUM NO. 1 IS RETURNED WITHOUT THE BLANK SPACE IMMEDIATELY ABOVE FILLED IN WITH A DOLLAR AMOUNT, IT SHALL BE DEEMED BY THE STATE BOARD OF ADMINISTRATION TO BE A CHOICE TO REJECT THE ADDITIONAL COVERAGE.

/s/ MICHAEL H. BRAUN
Federated National Insurance Company

By:	Michael H. Braun, President	2/25/2011
	Name/Title	Date

Approved by:

Florida Hurricane Catastrophe Fund
By: State Board of Administration of the State of Florida

By:
	Ashbel C. Williams	Date
Executive Director & CIO

Approved as to legality:

By:
	Gary A. Moreland	Date
Assistant General Counsel
FL Bar ID#0702765